Exhibit 23.1

CONSENT OF HEIN & ASSOCIATES LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-100453) of our report dated March 26, 2010 with respect to the consolidated financial statements of Quotemedia, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Hein & Associates LLP

Denver, Colorado
March 26, 2010